Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Hoku Corporation and subsidiaries:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-127966, 333-144465, 333-151895 and 333-161225) of Hoku Corporation of our report dated July 15, 2011, with respect to the consolidated balance sheet of Hoku Corporation and subsidiaries as of March 31, 2011, and the related consolidated statements of operations, total equity and comprehensive loss, and cash flows for the year ended March 31, 2011, appearing elsewhere in this form 10-K.

/s/ KPMG LLP Honolulu, Hawaii July 15, 2011